Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Safeguard Scientifics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-41853, 33-72560, 333-75501, 333-86777, 333-65092, 333-73284, 333-103976, 333-118046, 333-129617, 333-145102 and 333-147174) on Form S-8 and in the registration statements (Nos. 333-114794, 333-86675 and 333-32512) on Form S-3 of Safeguard Scientifics, Inc. and subsidiaries of our reports dated March 19, 2009, with respect to the consolidated balance sheets of Safeguard Scientifics, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Safeguard Scientifics, Inc.

Our report dated March 19, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that Safeguard Scientifics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified and included in management’s assessment: (i) ineffective policies and procedures for ensuring financial reporting risks, including changes therein, are identified timely and corresponding control activities are implemented, (ii) inadequately designed controls to ensure the accuracy of pricing and contractual allowance information entered into the Company’s in-house billing system and (iii) inadequately designed and maintained controls over the estimate of the allowance for doubtful accounts.

Our report on the consolidated financial statements of Safeguard Scientifics, Inc. as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 contains an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, effective January 1, 2007.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 19, 2009